UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2023

SAB BIOTHERAPEUTICS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39871	85-3899721
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 East 54th Street North
Sioux Falls, South Dakota		57104
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 605 679-6980

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	SABS	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of Common Stock at an exercise price of $11.50 per share	SABSW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

SAB Biotherapeutics, Inc. (the “Company”) is filing this Amendment No.1 on Form 8-K/A to amend certain information disclosed by the Company in a Current Report on Form 8-K filed with the Securities and Exchange Commission on October 2, 2023 (the “Original Report”).

Item 3.02 Unregistered Sales of Equity Securities.

The information contained below in Item 8.01 is hereby incorporated by reference into this Item 3.02. The Preferred Stock and Preferred Warrants (each as defined below) are being sold and, upon exercise the securities underlying the Preferred Warrants will be issued without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act as a transaction not involving a public offering and Rule 506 promulgated under the Securities Act as sales to accredited investors, and in reliance on similar exemptions under applicable state laws.

Item 8.01 Other Events.

As disclosed in the Original Report, on September 29, 2023, the Company entered into a securities purchase agreement (the “Securities Purchase Agreement”) with certain accredited investors (the “Investors”) pursuant to which the Company agreed to issue and sell certain Company securities to the Investors in a private placement (the “Offering”). In accordance with the Securities Purchase Agreement, on October 2, 2023, the Company issued to the Investors an aggregate of 7,500 shares of Series A-1 Convertible Preferred Stock, par value $0.0001 per share, for an aggregate offering price of $7.5 million (the “Series A-1 Preferred Stock”).

On October 18, 2023, the Company notified the Investors that the previously issued tranche A warrants to acquire shares of Series A-1 Preferred Stock (the “Preferred Tranche A Warrants”) had become exercisable and were required to be exercised prior to 5:30 p.m. on November 8, 2023. The Company extended this deadline to November 14, 2023. Between October 18, 2023 and the date of this report, the Company issued 59,654 shares of Series A-1 Preferred Stock for aggregate proceeds of $59.654 million upon the exercise of Tranche A Warrants. Certain Investors informed the Company that they would not exercise Preferred Tranche A Warrants and, pursuant to an agreement among certain Investors and the Company, other Investors agreed to assume and exercise 16,269 of the 27,115 unexercised Preferred Tranche A Warrants and received 10,846 of the Preferred Tranche B Warrants (as defined below) and 27,115 of the Preferred Tranche C Warrants (as defined below) from the transferring Investors. The balance of the unexercised Preferred Tranche A Warrants and the remaining Preferred Tranche B Warrants and Preferred Tranche C Warrants issued to the Investors who failed to exercise their Preferred Tranche A Warrants were cancelled. The Company now has outstanding 42,846 tranche B warrants to acquire shares of Series A-3 Preferred Stock, par value $0.0001 per share, for an aggregate exercise price of $42.846 million (the “Preferred Tranche B Warrants”), and 107,115 tranche C warrants to purchase Series A-3 Preferred Stock, par value $0.0001 per share, for an aggregate exercise price of approximately $107.115 million (the “Preferred Tranche C Warrants”).

No statement in this report or the attached exhibits is an offer to sell or a solicitation of an offer to purchase the Company’s securities, and no offer, solicitation or sale will be made in any jurisdiction in which such offer, solicitation or sale is unlawful.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
104	Cover Page Interactive Data File-the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAB Biotherapeutics, Inc.

Date:	November 14, 2023	By:	/s/ Eddie J. Sullivan
Eddie J. Sullivan Chief Executive Officer